EXHIBIT 5.1

March 30, 2001

Starnet Communications International Inc.
The CIBC Banking Centre
Old Parham Road, PO Box 3265
St. John's, Antigua

Ladies and Gentlemen:

We are familiar with the Registration Statement on Form S-8 filed on or about March 30, 2001 by Starnet Communications International Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933 (the "S-8 Registration Statement"). The
S-8 Registration Statement relates to the registration of a total of 5,000,000 shares of Class A Voting Common Stock, $.001 par value per share, of the Company (the "Common Shares") which may be issued pursuant to the Starnet Communications International Inc. 1999 (No. 2) Stock Option Plan
(the "Plan").

     In arriving at the opinions expressed below, we have examined and relied on the following documents: (a) the Certificate of Incorporation of the Company, as amended; (b) the By-Laws of the Company, as amended; (c) the Plan; and (d) the records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company.
In addition, we have examined and relied on the certificates of officers and representatives of the Company, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. We have further assumed that a sufficient number of duly authorized and unissued Common Shares will be available for issuance at the time options under the Plan are exercised, in accordance with the terms thereof; and that the consideration received by the Company in respect of each such Common Share will be no less than its par value.

     Based upon the foregoing, and subject to the qualifications set forth herein, we are of the opinion that when the S-8 Registration Statement shall have become effective and the Common Shares have been sold and issued in accordance with the terms of the Plan and as contemplated in the S-8 Registration Statement, such Common Shares will be validly and legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the S-8 Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

     This opinion is being delivered and is intended for use solely in regard to the transactions contemplated by the S-8 Registration Statement and may not be used, circulated, quoted in whole or in part or otherwise referred to for any purpose without our prior written consent and may not be relied upon by any person or entity other than the Company, its successors and assigns. This opinion is based upon our knowledge of law and facts as of its date. We assume no duty to communicate to you with respect to any matter which comes to our attention hereafter.

                                   Very truly yours,

                                   /s/ GREENBERG TRAURIG LLP